Exhibit 99.2

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

8:00AM PDT

Corporate Participants:

David Olson, Investor Relations Officer

Jay Gellert, President & CEO

Buddy Piszel, CFO

OPERATOR: Good day everyone, and welcome to this Health Net, Inc. conference call. Today’s call is being recorded. At this time I would like to turn the conference over to the investor relations officer, Mr. David Olson. Please go ahead, sir.

DAVID OLSON: Thank you very much. Good morning everyone. During this call we will be making forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and Section 27A of the Securities Act of 1933, that involve risks and uncertainties. All statements, other than statements of historical fact, are forward-looking statements, including any earnings guidance we provide and any statements about our plans, beliefs, strategies, intentions, expectations, objectives, goals or prospects. Risk factors that may impact those statements and could cause actual future results to differ materially from currently expected results are described in our filings with the SEC as well as the Cautionary Statements in our press release issued in advance of this call.

In addition, today’s press release makes, and the comments on this call will make, reference to certain measurements, including earnings per share, certain per member per month health care cost amounts and days claims payable that are not in accordance with Generally Accepted Accounting Principles. I should note that today’s press release includes a supplemental schedule showing a breakout of reserves and health care costs for capitation, provider settlements and the impact of Medicare Part D. This is the basis for discussion of days claims payable, excluding such costs.

With that out of the way, let me remind everyone, or tell everyone, to save the date – December 13th this year. We will be having our annual Investor Day out here in California. We’ll be partnering with WellPoint in that process, and look forward to some communications from us on this with more details in next few weeks.

So with that out of the way, let me turn the call over to our CEO, Jay Gellert.

JAY GELLERT: Thank you David. Good morning. I’m pleased to report on Health Net’s continuing improved performance. Compared to last year’s second quarter, we saw every one of our key metrics improve, affirming yet again the inherent strength of our diverse health care businesses, and the sustained growth path we are traveling.

We achieved earnings per share growth of 38 percent – 18 percent when you exclude the one-time items from last year’s numbers. At $0.65 for the quarter, we came in at the upper end of our previous guidance. We know there’s concern in the market about MCR comparisons in 2006. In our case, for the first half of the year, the health plan MCR has improved by 170 basis points compared to last year’s first half. We expect continued MCR improvement in the second half of this year versus last year’s second half, and for full year MCR to come in better than our previous expectations.

As I look around the company, I’m encouraged at every turn. In the Northeast, our team is producing a remarkable turnaround substantially improving margins. The commercial business has solidified and enrollment is stabilizing. Thanks in part to new products, enrollment in New York increased sequentially in the second quarter after several sequential losses. New Jersey enrollment is doing better than we thought, and Medicare and commercial businesses are doing well in Connecticut.

We’re increasingly confident that our health care cost structure is becoming more and more competitive there. We’re very proud of the work done in the Northeast, and now see a clear path to a strong future for this franchise. We recently received further affirmation of this, as all three Northeast plans received an “Excellent” accreditation from NCQA.

In California, commercial enrollment climbed sequentially in the second quarter for the first time in at least two years. Gross new sales increased significantly, the bulk of them in the lower end of the mid-market, small group, and individual, all with strong yields. I should note that gross new sales in the quarter across all of our plans were much higher than last year in the second quarter, a clear sign that we’re very much back in the game.

Our focus on improved broker relations and on the smaller end of the market is bearing fruit. We’ve repackaged and reconfigured products so that employers, particularly small employers, can offer a full range of deductibles and copays. We’re offering HSA-compatible products, though we continue to see relatively tepid demand for them on the West coast.

We completed the Universal Care acquisition and are in the active process of converting its members. Actually, we’re doing better in retaining Universal Care commercial members than our original plan, another encouraging sign of our improving competitive position.

In one area that’s very important, we feel we’re leading the market. Our products for Latinos, including the first-ever individual product that incorporates coverage on both sides of the border, is winning over new customers and helping to build new partnerships in the Latino community. We have recently opened a store in East Los Angeles to serve the Latino community. It’s an educational resource as well as an innovative marketing tool. We’ve also opened a Medicare store in Mesa, Arizona, and look forward to expanding this retail-based concept to other locations.

Let me make a few comments about pricing. Frankly, the story hasn’t changed materially since our first quarter call. Pricing is more rational in our markets than it was a year ago. There is no single player pursuing aggressive pricing strategies. As is normal, a plan may, from time to time, target a specific account or segment, but that behavior doesn’t last long.

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

The early look on next year is very encouraging with initial activity in the low double digits, and comparable to last year at this time. RFP activity is slower as many have noticed. But that suggests stability and rational pricing in a marketplace that is accommodating the projected level of rate increases.

We’ve already renewed our three largest January 1 accounts in the Northeast. In addition, we’ve renewed about 40 percent of our large California groups at double-digit price increases, before buydown. So we remain confident that the market is rational. We’re encouraged to see that our competitive profile is improving, and we believe that our regional character is actually a strength, as we target specific market segments.

Let me now speak about Medicare. It’s obviously a very important segment for us. We’ve done well this year, and intend to expand our efforts next year. We saw very solid growth in the second quarter in both MA and PDP. We expect to add some additional MA memberships through the balance of the year and through special needs plans. But the Q2 total in both are pretty much on-target with our full year expectations.

As we look to next year, we intend to expand our PDP presence from our current 10 states to all 50 states. We’re pleased to have been cited in recent CMS surveys as being among the top PDP and MAPD plans in terms of customer responsiveness. We’ll further expand our MA footprint to three new counties in the five states where we currently offer MA. We also expect to enter in the private fee-for-service business in seven states and to expand our participation in special needs plans.

Our further expansion is based on the success we’ve had to date in Medicare. We believe Medicare will continue to be an important growth driver, and we’ll make the necessary investments to support these efforts. Medicaid is also emerging as a growth opportunity. We’re concentrating on the three certain states in which we currently operate, but California is clearly key. We ended the quarter with 13,000 more members in state programs, thanks to the Universal acquisition, and to our securing new enrollees in Orange County and in Healthy Families. As you can see from our results, we are making significant investments in our future across all our health care plans.

Our improved MCR performance is allowing us to drive higher G&A spending than expected. Our outstanding new sales performance is driving selling costs higher. We view these as positive signs and underscore our optimism about our future prospects. We’re making investments in products, marketing, people, IT and operations that will continue our progress, and lay the groundwork for growth with margins.

TRICARE had a solid quarter as its pretax contribution rose by 18 percent compared to last year’s second quarter. We had expected costs and revenues to climb significantly this quarter, as it was the start of our third option period under the North contract. However, we’ve seen a marked increase in the beneficial effects of our cost containment efforts, as the overall health care cost trend in this program moderated at a rate better than we expected. This has happened at the same time as we’re seeing rising beneficiary satisfaction. This is precisely the kind of results DoD has looked for.

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

In addition, the number of beneficiaries is more stable, capacity in military treatment facilities are not changing at anywhere near the rate they did at the beginning of the contract. With stability in these two areas, TRICARE is also benefiting from, as I said, the overall moderation of health care costs. It’s important to remember that our performance confirms that the government is saving money, and that there still exists potential opportunities for growth in TRICARE, and we intend to pursue them.

Our TRICARE expertise is also helping our behavioral health unit, MHN, have new DoD opportunities. In fact, some of the additional G&A we incurred in this quarter was as a result of a bid on a substantial new business opportunity for MHN.

So summing it up, it was a good solid quarter consistent with our expectations. It’s the next step on our way to a successful ‘06 and a promising future. We continue to believe that another 20 percent improvement in earnings is very doable in ‘07. We’re back in the commercial market. We’re introducing new products and product features. We’re working hard to make sure we sustain the group model here in California while we’re working to expand our network in the Northeast.

We feel good about where we are and where we’re going. We hope you share our confidence, and now I’d like to turn the call over to Buddy.

BUDDY PISZEL: Thanks, Jay. Good morning, everyone. Let me echo Jay’s thoughts on the quarter. It was good, solid and on target. Most important, it demonstrated the progress we need to reach our full-year goals. We achieved $0.65 in earnings per diluted share in the quarter. That’s toward the high end of our guidance. Most notably, we continued to see marked improvement in the health plan MCR compared to last year. In fact, we’re doing better than expected in health plan MCR and we’re doing well in TRICARE, and this gives us the opportunities to invest in our future.

I want to hit all of the usual suspects: commercial premiums and costs, G&A, TRICARE, margins, reserves, operating cash flow, and second half guidance. I’ll also talk a bit about our refinancing, and there’s good news to report in each of these areas.

As you look at the P&L, health plan premiums were up approximately $77 million sequentially. This was due almost entirely to about $74 million in premiums for our Universal Care acquisition that we completed right at the end of the first quarter.

Year-over-year commercial PMPM yields rose 7.5 percent. That’s consistent with expected impact of the lower premium Universal Care membership. In fact, if you just looked at our legacy business, the increase was 8.3 percent. We’re in the zone of where we want to be, and we’re still guiding for a full year PMPM yield increase of approximately 8 percent.

Commercial health care costs in the quarter came in at 6.9 percent, compared with an increase of 9.3 percent a year ago. Overall health care cost trend moderation is helping, but so is our dogged focus on contracting and medical management. We’re encouraged that the investments we’ve made and continue to make are paying off. The commercial first half trend was about 6.8 percent. Our earlier guidance for the year was 7.5 to 8 percent, and with the strong first half, we are increasingly confident that the full year will come in at the low end of that range.

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

Most of the improvement is coming on the hospital side. We believe we’re doing better than original expectations on inpatient unit costs, and a bit better on utilization. We’re also doing better on pharmacy with lower than expected utilization and higher generic usage. A real bright spot is Medicare as its performance continues to exceed expectations. We spoke often last year about our recontracting efforts and how they would spur 2006 Medicare MCR improvement.

We also ramped up our investment in Medicare last year, and we’re pleased to tell you that we are achieving our planned improvements and even more. MA enrollment grew in the quarter by another 7,000 members, and with Universal Care we’ve added 23,000 members year-to-date. Medicare MCRs in the second quarter and for the first half are running better than our anticipated 150 basis point improvement over 2005. All in all, Medicare is driving a sizable portion of our improvement in the first half health plan performance.

Second quarter and the first half for Medicaid performance is right on target, and the Universal Care transition has been smooth. So when we put all of that together, we now expect health plan MCR for the year to be at about 82.5 percent, and that’s about 50 basis points better than our original guidance.

We’re also seeing significant improvements better than expected from TRICARE. Pretax income from TRICARE rose year-over-year and sequentially, helped by beneficial effects of its managed care efforts, and by the increasing stability of the program. Jay already discussed the drivers there.

Now the nature of this contract is that as health care cost trends slow down, so does revenue growth. So you will note that Q2 revenue was lower than we had guided, and this lowering of revenue will continue throughout the year as a consequence of the slowing trends. That said, we expect the full year margin performance will be better than previously expected and come in north of 5 percent. We had previously thought it would come in somewhere around 4.5 percent. The combination of the revenue trends and the increased margins will cause TRICARE to come in 5 to 10 percent above our original $115 million pretax guidance.

Because of the first half and the full year views of superior performance of all of our business, we’re able to increase our investments that support growth. Therefore, today we are adjusting our expectation on G&A. Last quarter, we raised our admin ratio guidance to 11 percent for the full year. We now see that at around 11.4 percent for the full year, which is consistent with the second quarter ratio. We expect to see Q2 levels of absolute G&A dollars for the balance of the year.

On G&A for the quarter, the second quarter included a couple of one-time items, about $2.2 million in Universal Care transition costs, and about $2.4 million in costs for a large government business proposal at MHN. The Universal Care transition cost came in a bit less than expected, thanks to the smoother process and solid execution by our team. There will be another $2 to $3 million for the balance of the year.

Let me give you a few examples of what we’re spending on. We incurred about $6 million in the quarter for more marketing costs than we anticipated in California as we pushed to revitalize mid-market, small group, and the individual business. We’ve also been investing and expect to continue our investment in Part D, in Medicare Advantage, for telesales customer service and improved Web capabilities. We believe that the increased enrollment shows that these efforts are

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

worth paying for. Jay noted the significant increase in new sales. They were substantially higher in the second quarter as compared to last year, while meeting our yield expectation. That drove selling costs higher in the quarter as well.

We plan to continue these efforts in the second half, and we’re going to support them with investments and with people. This will keep G&A higher than our initial plans, but it’s worth it to support our growth opportunities so we can continue our earnings momentum into 2007.

Let me shift now to reserves, and let me explain what drove the changes in DCP. Health Net has traditionally calculated DCP on an average reserves basis. The 5.3 day decline that we did see, excluding the provider settlements, capitation and Part D, was the result of the difference between the average calculation and the period-end calculation. If you look at the supplemental table, you’ll see that the adjusted period-end claims for the first and second quarter were virtually identical.

However, the adjusted average level is different by $38 million. That difference was driven by the fact that we paid claims $90 million higher in Q1 than we did in Q4 of last year. If you do the math, this relationship accounts for about 3 days of the sequential DCP drop. The balance of the change is the result of Universal Care, and our shared-risk payment that occurs every second quarter, and then some other smaller factors.

Overall, we’re comfortable with our reserve levels. We’re paying claims faster, our inventory is smaller and younger, and this makes sense given that paids in the first half were $145 million higher than in the second half of last year. Add all this up and you see a pretty solid reserve picture.

Turning to cash, we’ve done a lot of work in the quarter to better understand our cash flow, and we feel good about what our real cash generation will be. In the second quarter, operating cash flow was a negative $7 million. It should have been closer to $90 million, and here is the reason it’s off. First, we paid $17 million in provider disputes essentially completing the payments from the 2004 charge. Second, our Medicare growth built up more than $50 million in short-term receivables that we’ll collect in the second half of the year, and the balance is just quarterly timing issues that we’ve always seen.

For the full year, we currently estimate that operating cash flow will be approximately $370 million. That includes the $62 million MDL settlement payments that we made – that we’re going to make in July. It’s clear that second half cash flow will be very strong. It will benefit from the paydown of the Medicare receivables, lower estimated tax payments, and the reversal of the first half timing issues.

Parent company cash at the quarter end was at $122 million, basically unchanged from Q1. We believe that this amount will grow nicely in the second half, giving us a great deal of flexibility. Parent company cash at year-end will be north of $300 million and that includes having our regulated subs capitalized at above the 400 percent RBC level. This opens the door for us to consider a number of options, including the resumption of our stock repurchase program.

Let me now turn our new guidance. Given the favorable MCR trends and our ongoing investments in the business, we are moving to a new entire guidance for the full year. We’re now projecting between $3.00 and $3.05 per share for the full year. This reflects obvious sharp

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

second half ramp-up in earnings, driven by seasonality, Universal Care and Part D, where nearly all the earnings come in the second half of the year.

As you know, we began a refinancing at the end of the second quarter and that will create interest expense savings in the future. We’re in process of redeeming the senior notes and expect to complete that redemption by the middle of this month. Because of the double load of bank debt and the old bonds, our total debt as of June 30th was approximately $900 million. That will drop below $500 million for the September 30th report.

Given the timing, we will see only a modest saving in interest expense for this year, but we should see $8 to $10 million in savings next year. Our analysis shows that this transaction is NPV positive, and our new bank debt also gives us a great deal of flexibility. It’s pre-payable without penalty. And we’ll continue to examine our capital structure options going forward. Because the completion of this transaction will occur this month, we will take the approximately $80 million pretax financing charge in the third quarter. We had originally expected to take this charge in the second quarter.

On the good news front, there will be an additional one-time item in the third quarter, an approximately $33 million pretax benefit, resulting from the realized capital losses incurred years ago in several small, inactive subsidiaries that were sold recently. Let me correct that, the $33 million is not pretax. That’s an after-tax benefit. That amounts to about $0.28 per diluted share. These two items, both the refinance charge and the Pennsylvania tax benefit, are not included in the $3.00 to $3.05 per diluted share full year guidance, but they are incorporated in our cash flow expectations.

I’ve covered a lot of ground here, so let me close by reiterating that it was a very strong solid quarter, consistent with our expectations and with our full-year trajectory. We remain confident about our prospects and look forward to continuing this performance in the second half of the year.

With that, let’s go to Q&A.

Questions and Answers

OPERATOR: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touchtone telephone. If you are joining us by speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

And once again, star one for questions. We’ll take our first question from Charles Boorady with Citigroup.

CHARLES BOORADY (Citigroup): Thanks, good morning. I wanted to ask about the decision to invest an additional $10 million in marketing and other related expenditures to drive future growth. Just specifically, did I read this right that it’s going to be a quarterly $10 million, or about $40 million a year run rate? Can you just give more specifics on either geographies or products or initiatives that this money is being spent on?

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

JAY GELLERT: Yes, Charles, this is Jay. Our key goal is to focus on using these investments to allow us to grow without having to make pricing concessions. The areas we’re making the investments are as follows. First, we’re working on strengthening our position in the California market. We spent about $4 million in Q2 alone in terms of a new advertising campaign to reintroduce some of our products.

We’re also investing in enhancing our broker relationships and in introducing the Latino products that we earlier spoke about. In the Northeast, we’re focused on a series of branding initiatives and some new product introductions, which we announced last week. So the combination of those efforts are where we’re making our investments in the Northeast. And then finally— well, really two other points.

One, enhancing our Medicare marketing distribution network as well as our service network for 2007, and investing as – as Buddy indicated in some new government opportunities in our mental health subsidiary and in other parts of our company. So it will be a combination of continued investment in the California market focused on the lower end of the mid-market, and the small group market, and on specialty markets.

Second, on building our product mix, our network mix, and our brand identity in the Northeast. Third, preparing to expand our footprint in Medicare in ‘07 and beyond. And finally, making some investments in certain related businesses to our existing Federal Services business.

CHARLES BOORADY: Well that’s a lot of stuff. And it all makes sense. Given that this was additional and sort of discretionary spend, Jay, how did you arrive at the decision to actually spend this money? Was it you were coming in so far ahead of budget for this year, that you could still meet the budget, you know, raise guidance a little bit and spend this money to grow in future years? Or it is money you would have spent – you would have found necessary to spend even if it meant that you would have missed your budget?

JAY GELLERT: Honestly, I think it was driven by seeing the favorable MCR results that we’ve reported and anticipate for the rest of the year. We had a series of initiatives ready. We intended to introduce them more slowly, but with this opportunity, we thought it was a great chance to expedite the process and deepen our investment. The point Buddy made about some of the positive results in Medicare, some of the spread we’re seeing on the commercial side, led us to make investments in those areas so that we could continue and expand on it.

BUDDY PISZEL: Charles, the only thing I would add is that we’re also seeing positive outcomes from the investments we made towards the end of ‘05 and the beginning of ‘06. Coupled with the better performance we’re starting to see that if we spend some money we’re getting an improvement in overall bottom line, and that gives us some confidence.

CHARLES BOORADY: I see. Have you scoped out a target return on the $10 million? Am I right – this is $10 million per quarter, or about 40 million a year? Or will we see this have some seasonality to it?

JAY GELLERT: Well, I think Buddy indicated that we expect the same G&A level through the whole year, so we are anticipating continuing with it. Honestly, I think that our view was that we were underinvesting in those areas, and while we have some kind of retrospective return on

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

investment review we’re doing, which we’ll be able to report in the future, I think that it would be overly specific for us to indicate that we had that done in a really effective way entering into this.

BUDDY PISZEL: But we do have a rigorous business case process, that anything that’s going to be proposed gets reviewed at the business line level first; then it gets reviewed with Jay and I and we approve it before we go forward.

CHARLES BOORADY: Got you. One last question on Medicare specifically. You’re one of the biggest plans out there and it’s been a great business recently. One of your big competitors grew almost 50 percent organically their revenues in Medicare, and you’ve lagged. Do you feel like Medicare is an area you’re more excited about now than you might have an a couple of years ago, and is that an area that you can give us some guidance for what we might expect in ‘07 as you’ve had to think about that as you’ve had to file for what your plans are in ‘07. Can you give us any initial flavor for what kind of growth we should expect to see then versus what we’re seeing this year?

JAY GELLERT: With regard to the second question first, I think it would be— I think we’re still working on it, and it’s— it would be premature to indicate kind of where we are, but I think we’re feeling good that we have some significant opportunities out there as we go into ‘07. We still want to retain a balanced book of business, though. And we still want to make sure that we cushion ourselves against the vagaries of change in policy. So I think we’re excited about the opportunity.

We anticipate strong performance in ‘07. I think we’ll have a lot more clarity on that when we get into October. Because you really can’t judge it until you have seen how everyone else has bid. But I think that we started with the anticipation that we’d get into it and get into it in a measured way. We are real happy with the results and we’re going to continue with our effort.

CHARLES BOORADY: Great. Thank you.

OPERATOR: Once again – star one for questions. We’ll take our next question from Justin Lake with UBS Securities.

JUSTIN LAKE (UBS Securities): Thank you. You talked a little bit about your cost trends. Can you kind of give us an idea, by category, what you’re seeing there as far as cost trends in the quarter? And maybe you can talk a little bit about your MCR by business line – what you saw for commercial versus Medicare and Medicaid in particular.

BUDDY PISZEL: On the cost trends for the guidance that we gave, which is for the full year, Justin, at the low end of the range of 7.5 percent.

JUSTIN LAKE: Sure.

BUDDY PISZEL: Physicians around 6.5 to 7; inpatient 7.5 to 8; outpatient 8.5 to 9; pharmacy at around 6.

JUSTIN LAKE: Okay. And then MCR by business. Buddy, can you give us an idea, especially on the Medicare side? You’ve seen that come in pretty well. Can you talk about commercial versus Medicare and maybe throw in Medicaid as well?

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

BUDDY PISZEL: MCRs for commercial, you know, for the quarter are like, you know, 82.5 or so.

JUSTIN LAKE: Okay.

BUDDY PISZEL: And on the Medicare side they’re at 85 percent or so —

JUSTIN LAKE: Okay.

BUDDY PISZEL: But let me— yes. So let me just confirm those numbers. Give me one sec —

JUSTIN LAKE: Sure. And maybe you can just tell us how that looks sequentially.

BUDDY PISZEL: On the Medicare side, they’re about even. On the commercial side, it’s up a little bit, but we said that utilization was really strong in the first quarter. And so the second quarter is in line with what we expected — really for the first half of the year our commercial performance MCR is in line with what our plan was built around.

JUSTIN LAKE: Okay. And when you think about Medicare for next year growing in the private fee-for-service, and given the fact that the rates might be a little bit — or looking to be a little modest next year. What do you think a good target MCR is on Medicare for next year? Can you keep it at 85 percent? Do you think there’s potential upside to that, or will it have to come in a little?

JAY GELLERT: First of all, we don’t anticipate it staying at 85 for the second half of the year. So basically, we anticipate it moving more towards the higher end of the 80s — in the 87-88 range — and I think we feel like the programs that we’d offer would not result in a deterioration in Medicare MCR of any significant amount as we go into ‘07.

JUSTIN LAKE: Okay. Jay, just one last question. Why do you think it’s going to go up in the back half of the year that significantly when it’s been running at 85?

JAY GELLERT: Well, we’ve had unusually low utilization in that group, and I think that we are basically of the view as we studied kind of the utilization that it’s much more realistic to assess it the way I articulated it.

JUSTIN LAKE: Okay. That’s helpful.

JAY GELLERT: Commercial improvement in MCR in the second half of the year, and we’re more measured in terms of our Medicare performance.

JUSTIN LAKE: Where do you think commercial comes in for the full year?

JAY GELLERT: I think commercial in the second half of the year will come in — first of all, let me go back. What do we think the commercial number is going to be in the second half of the year? Give us a minute — let us get back to you on that.

BUDDY PISZEL: Justin, commercial for the full year we’re thinking is going to be around 83 percent which is — which shows an expansion from last year around 40, 50 bps.

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

JUSTIN LAKE: Okay, so you’re looking for commercial to be — so the back half of the year you’re saying would be around 83.5 to 84 then.

BUDDY PISZEL: No, it’ll be on the lower side. Let me be clear.

JUSTIN LAKE: Okay.

BUDDY PISZEL: First half of the year we’re running around 84ish, okay, and we typically see an improvement in the second half of the year on the commercial side, around 100 bps or even a little bit better than that, and for the full year we’re expecting around 83.

JUSTIN LAKE: I apologize. I might have got the number wrong, but I thought you said for the quarter it was 82.5 commercial, and that was up a little sequentially. Did I get that wrong?

BUDDY PISZEL: You’ve got for the quarter — for the commercial it was 84.3. Did I say 82.5? If I did, that was an error. 84.3, sorry Justin.

JUSTIN LAKE: No problem.

BUDDY PISZEL: 84.3, which is up a little bit over the first quarter — a little over 100 bps.

JUSTIN LAKE: Okay, so then it’s going to be 82ish in the back half of the year.

BUDDY PISZEL: Right. Second half and then you get to 83 overall.

JUSTIN LAKE: Perfect. Thank you very much.

BUDDY PISZEL: Okay. Sorry for the confusion.

JUSTIN LAKE: No problem.

OPERATOR: Next we’ll hear from Josh Raskin with Lehman Brothers.

JOSHUA RASKIN (Lehman Brothers): Hi, thanks. Just a quick point. Did I hear Jay in your prepared remarks suggest that you thought ‘07 EPS safely would be at the 20 percent range? Is that what I heard you say?

JAY GELLERT: Yes.

JOSHUA RASKIN: Okay. Second question just on the selling cost. I understand sort of the higher retention and better sales. Is that higher commission rates or is that just a function of the membership add?

JAY GELLERT: It’s a function of the membership add.

JOSHUA RASKIN: Okay.

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

BUDDY PISZEL: Sales were strong, Josh. Our sales in the second quarter on the small side in California were all greater than all of 2005 sales and we’re also ahead pretty significantly on the mid-side.

JOSHUA RASKIN: Got you. Last one on New Jersey, a little bit more sort of longer-term question. You’re down to about 125,000 commercial lives there. I’m just curious about longer-term thoughts and what the sustainable level from an SG&A perspective — how do you think about New Jersey.

JAY GELLERT: Three comments on New Jersey. First of all, since we operate the entire Northeast as a unit, the size of the New Jersey complement is totally manageable in that range. So we’re comfortable with that.

Secondly, the concentration of our lives is in northern New Jersey and, quite frankly, it’s a necessity if you’re going to sell in the tri-state market.

Because the New York metro market — you know better than I — is southern Connecticut, New York and northern New Jersey. So secondly, I think that it’s critical for our continued sales there and third, actually we’re seeing better performance than we anticipated both on an economic side and on a membership side, and with the new products that we’re talking about, we’re feeling pretty good about New Jersey. So I’d argue that if you’d asked us the question 12 months ago, we’d probably have a little more skepticism but now we feel like we’re on the upswing for those reasons.

JOSHUA RASKIN: That’s great. Thank you.

OPERATOR: Once again, it is star one on your touchtone keypad for questions. We’ll hear next from Matthew Borsch with Goldman Sachs.

MATTHEW BORSCH (Goldman Sachs): Yes, thank you. Could you talk a little bit about the Medicaid business and what your outlook — what you’re seeing now and what your outlook is there both in California and also if you could wrap it in New Jersey and Connecticut?

JAY GELLERT: We think that the California Medicaid business is a very good business. The reason we think that is if you look at the data, California is among the lowest cost Medicaid states on a per enrollee basis. So on the one hand, we’re doing quite effectively in terms of it. It’s performing solidly, and at the same time it’s really doing — it’s bringing significant benefits to the state.

One statistical factor that was raised at the governor’s summit — if California had the same Medicaid per enrollee or per capita expenditure as Massachusetts, it would cost California $15 billion more. So that’s a sign of how well the program runs and how positive the results are.

Furthermore, we think that as we begin to deal with the uninsured problem in California, Healthy Families and MediCal will be critical elements of it. So I think we’re very, very affirmative about the program, about it’s stability for us and about it’s contribution to the state. In New Jersey and Connecticut, we think they’re good programs, but they’re kind of much less significant to our portfolio, although we remain committed to them, and believe, again, that they’re an important part of our product portfolio in those states.

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

MATTHEW BORSCH: If I could shift gears and ask a question. Are you seeing or anticipate any employer opportunity from the recontracting process that your major competitor has been going through with their network, and I guess as it relates to self-insured employers?

JAY GELLERT: I think it’s premature to comment on that.

MATTHEW BORSCH: Okay. And on a different note, if you could characterize the commercial price competition with regard to the Northeast as compared to California. Another one of your competitors had talked about seeing more price competition on the small group side in the Northeast, and I’m just wondering if you’ve been seeing that as well, and how it compares generally to California?

JAY GELLERT: We think that both of those markets are clearly competitive markets, but I would say that the price competition in the Northeast is less aggressive than it was a year ago. I think California’s been probably slightly less aggressive too, so I think our view is that they’re both big enough markets, and we have small enough share that if we make intelligent investments and that we feel confident that there’s no risk of getting into price competition that effects margin negatively and that if I were to say today compared to a year ago, I’d say it’s slightly more affirmative rather than less affirmative in both markets.

MATTHEW BORSCH: And last question. What are you seeing in terms of the appetite amongst employers for benefit buydowns and related to that moving into consumer directed health plan products in your various markets going into 2007 relative to what you have seen going into 2006?

JAY GELLERT: Well, I believe it’s more aggressive in the east than the west. That’s partially just the phenomena of the relative premiums. I think that there’s more interest in looking at certain high deductible products, but I think it’s a gradual evolution rather than any kind of radical revolution.

MATTHEW BORSCH: Thank you.

OPERATOR: We’ll take our next question from Scott Fidel with Deutsche Bank.

SCOTT FIDEL (Deutsche Bank): Hi. Thanks. Good morning. My first question is just relative to the thoughts around 20 percent growth next year. Can you just help us think about some of the drivers of that between top line growth, MLR, SG&A and then things like better interest expense?

JAY GELLERT: Yeah, well Buddy mentioned the better interest expense. We believe that we’ll see some significant Medicare growth as I indicated earlier. We’re anticipating that we’ll see commercial growth in the low single digits. We’re not counting on anything more than that. We’re counting on a continuation of the price trends that we’re seeing some improvement in margin, and we’re anticipating some improvement from SG&A from the Medicare and the commercial growth providing some SG&A leverage. And then finally we’re anticipating continued improvement in TRICARE, so it’s that package of things that we see.

SCOTT FIDEL: That’s helpful. And then just thinking about the three prime business segments –commercial, Medicare, TRICARE. Are you expecting sort of similar type earnings growth, or do you think one area might show above average growth and another sort of tracking below that?

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

JAY GELLERT: No, I don’t think — and I throw in ‘caid too, I don’t think we’d anticipate any significant disproportionality.

SCOTT FIDEL: Okay, and then just a follow-up just around Part D. If you could just update us first on the pretax margin expectations for this year — if there’s any change to that? And then also just thinking about next year how you think margins could trend there and sort of how you think about pricing for next year given that claims experience looks pretty good so far in Part D for most companies.

JAY GELLERT: Yes. I think that we feel comfortable with the kind of Part D guidance. We’ll probably do somewhat better than that. Until we get a better read on the amount we owe the states, some of the other things that are going to go on, how this is all going to actually work, I don’t think we’re specifically counting on significant improvement, but we expect some improvement in the second half of the year. We think that the margin will compress towards our original expectations in ‘07.

SCOTT FIDEL: Okay. Thank you.

OPERATOR: Next we’ll go to Doug Simpson with Merrill Lynch.

DOUG SIMPSON (Merrill Lynch): Thanks. A lot of my questions have been answered. Just a couple—

JAY GELLERT: That must mean you have good questions, huh? He’s off?

OPERATOR: Mr. Simpson disconnected. Just one moment, please. We’ll move on to Bill Georges with JPMorgan.

BILL GEORGES (JPMorgan): Thanks, good morning. First question is you had mentioned that you’re getting pretty solid pricing yields for ‘07 in the low double digits. I guess that’s on a gross basis. Any sense for where that nets out? I know you talked briefly about buydowns. Can you size the impact of buydowns?

JAY GELLERT: It’s a little early to do that, but I don’t think we expect any significant diminution in yield from this year.

BILL GEORGES: Okay. And sorry to return to the MLR, but I was confused by your discussion earlier. If you could just help me with moving parts. It seems as though pricing came in a little bit this quarter, and costs were up a bit. Do you expect that trajectory to level out then in the back half of the year so that the MLR stabilizes?

BUDDY PISZEL: One of the reasons pricing is in is because now we have the Universal Care membership in.

BILL GEORGES: Okay.

BUDDY PISZEL: And that alone drops yields 1 percent. So if you take that out, pricing’s in but not anywhere as much as the reported numbers.

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

BILL GEORGES: Okay. That’s helpful. Thank you very much.

OPERATOR: As a final reminder to the telephone audience, star one on your touchtone keypad for questions. We’ll move on to Christine Arnold with Morgan Stanley.

CHRISTINE ARNOLD (Morgan Stanley): Good morning — good afternoon, actually. The option year true-up for TRICARE — is that still a potential benefit? Are you negotiating with DoD or have we seen that already?

JAY GELLERT: We’ve seen no option year true-up yet.

CHRISTINE ARNOLD: How much could that be and when might that true-up happen?

JAY GELLERT: I think that we’re still in the process, and I think it’s probably premature to make an estimate at this point in time.

CHRISTINE ARNOLD: Can I assume it’s positive?

JAY GELLERT: Yes.

BUDDY PISZEL: Oh, yes.

JAY GELLERT: It can only be positive.

CHRISTINE ARNOLD: Okay. And then prior period positive development. Was there any net benefit to the quarter, or are you still carrying the extremely conservative reserves that you left last year with?

BUDDY PISZEL: For the quarter there’s two items that go in different directions as far as the quality of earnings for the quarter. We did have some true-up on the ‘05 risk adjusters and we did increase reserves a little bit, Christine, but those are basically a push.

CHRISTINE ARNOLD: Okay, so the true-up on the risk adjusters was Medicare?

BUDDY PISZEL: Yes.

CHRISTINE ARNOLD: And then the other item — was that commercial or Medicare?

BUDDY PISZEL: It was a combination of both.

CHRISTINE ARNOLD: And what was the other item again, I’m sorry?

BUDDY PISZEL: The other item was just a true-up — an increase in reserves overall.

CHRISTINE ARNOLD: Related to ‘05.

BUDDY PISZEL: No, related to ‘05 and ‘06.

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

CHRISTINE ARNOLD: And that was commercial.

BUDDY PISZEL: No, it’s a combination of commercial and Medicare.

CHRISTINE ARNOLD: Okay. And what did the roll-forward look like a year ago first half, and what did it look like ex-TRICARE?

BUDDY PISZEL: The roll-forward is always ex-TRICARE.

CHRISTINE ARNOLD: Okay.

BUDDY PISZEL: And what did it look like for the first half of last year? I think you saw bigger prior period releases in the first half of last year.

CHRISTINE ARNOLD: Okay. All right. So it was more favorable this year. I got it. Thank you.

OPERATOR: We’ll move on to Carl McDonald with CIBC.

CARL McDONALD (CIBC): Thanks. I just had another question on the 20 percent EPS growth. If your pricing is going to be sort of the same range that it was this year, you already have a pretty positive spread between pricing and cost trends, so should we assume another fairly significant, sort of you know, 40, 50 basis point improvement is in the commercial risk margin next year?

JAY GELLERT: Yes, the commercial risk margin will — that’s a reasonable assumption for the improvement.

CARL McDONALD: Okay. And second question is just on the behavioral health RRP with the government. If you could just size that for us as well as give us a sense of when you expect that contract to be awarded?

BUDDY PISZEL: If we get the contract, it’s in the zone of $50 million of revenue with a nice margin built into it. And we’re hoping to know fairly shortly about whether we won that. But it’s just an example where — because of the relationship with have with TRICARE, there’s a lot of opportunities for us to sort of expand our region to the overall DoD program.

CARL McDONALD: And is that the EAP RFP — employee assistance program or is that a separate?

JAY GELLERT: You know, we have to check on that.

CARL McDONALD: Okay. Thank you.

OPERATOR: Ed Kroll with Cowen and Company.

ED KROLL (Cowen & Co.): Good morning. One more on the MLR, if you would. So, ex-acquisition, what do you think your in-store MLR would have done from Q1 to Q2? About flat?

BUDDY PISZEL: No, it would’ve been up a little bit. I mean the acquisition didn’t affect hardly at all the MCR, so it’s up sequentially at about 130 basis points.

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

ED KROLL: So is that mix or normal seasonality?

BUDDY PISZEL: It’s returning to what we would have expected as far as utilization goes. First quarter, we said that utilization looked extremely favorable. It’s just going back to where we would have expected it. And the second quarter is on track with what we thought.

ED KROLL: Okay. And then on the debt deal. I’m just trying to understand that. So was there some delay or structural change in that? You know, at least the original press release it looked like you thought it would— you know that you would be taking the charge in the second quarter. Just any color you can give us on that.

BUDDY PISZEL: Yeah, and we initially thought we would take the charge because, in effect, we committed to taking out the debt, and we found that there is some arcane accounting rule that said until you really close the transaction, which means you’ve literally taken the debt out, you wouldn’t book the liability. So it’s just purely the accountants who said that that’s the right way to record it. So we’ve disclosed it, we’re telling everybody it’s going to happen, but no change from plan.

ED KROLL: Got it. So you were expecting the deal to be consummated at some point in August from the beginning?

BUDDY PISZEL: Oh, yes, and we just thought by virtue of committing to it we would have recorded the liability and we’re told we can disclose it and we have to book it when it closes.

ED KROLL: Got it. Thank you.

OPERATOR: We’ll hear next from Alex Kane with Banc of America Securities.

ALEX KANE (Banc of America Securities): All my questions have been answered. Thank you.

OPERATOR: Moving on, we’ll hear from John Rex with Bear Stearns.

JOHN REX (Bear Stearns): Thanks. Could you tell us what your full-year EPS guidance assumes for 3Q?

BUDDY PISZEL: John, we got stuck giving second quarter guidance because of the situation everybody was in at the end of the first quarter and we’re not going to be giving quarterly guidance. We’ll give annual guidance and then we would just say work with David as to what expectations may be.

JOHN REX: I mean, let’s talk about it a little more broadly then in terms of how we should assume it trending. Is there a reason we think there’s a major ramp between 3Q and 4Q? Or should it be fairly flat?

BUDDY PISZEL: No. If you look back, generally John, we ramped second Q to third Q, and then the third Q and the fourth Q were generally sort of in the same zone.

JOHN REX: Yes, but I mean I’m not sure if looking back helps me as much because of Part D.

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

BUDDY PISZEL: You’ll get a little bit of a kick in fourth quarter. And it’s really just the Part D piece of it. So that’s not a lot.

JAY GELLERT: We can sit down with you and look at your models on that, rather than just doing it now.

JOHN REX: And again, sorry, I don’t understand. Why are you hesitant to give it?

BUDDY PISZEL: Because every time we give the quarterly guidance, then we’re chasing quarterly guidance and trying to get everybody on the same page. We’ve just concluded — I’m sure there’s a lot of companies out there, John, that are concluding that they don’t want to give quarterly. They’ll give annual and that’s the way to play it, and we just see that it way.

JOHN REX: Okay. It does imply something about your visibility, I guess, on 3Q.

BUDDY PISZEL: Absolutely not at all. That’s not the driving force. The driving force is we want to give annual guidance and then we want to manage to the annual delivery of our results.

JOHN REX: Okay. And then could you give us — you gave us the premium yield comparison for the legacy business at 8.3 percent. Could you give us the comparative cost for the legacy business in the 2Q?

BUDDY PISZEL: I don’t have it specifically, but the differential should be about the same. So I think that we’re at like 80 bps different and we said it would be about 1 percent for Universal Care. So it’s somewhere around 80 to 100 bps of a lower — excuse me of higher —

JOHN REX: Of higher, so I could take that 6.9 and essentially add 80 bps or something like that.

BUDDY PISZEL: Yes, you’re in the zone, John.

JOHN REX: I’d be in the zone. Okay. Thank you.

OPERATOR: We’ll hear next from Joe France of Banc of America.

JOE FRANCE (Banc of America Securities): Thank you, Buddy. I’m sorry to dwell on the MLR, but if I could just ask one question. You’re not assuming in the second half improvement any change from utilization? It’s all because of the rate and cost trends that you’re projecting. Is that correct?

BUDDY PISZEL: Well, we generally see an improvement in utilization from second quarter to third quarter. If you just look back historically, Joe, you’ll see that consistently, and we’ll get some of that. And that’s a driver of the improvement from the first half to the second half. Just like it’s always been.

JAY GELLERT: We’re not assuming anything — any unusual seasonal trend from our historic trend.

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

JOE FRANCE: It’s safe to assume that the bulk of the improvement is from the higher rates that you’re assuming relative to the second quarter, then? The higher trend, higher rate increases?

JAY GELLERT: It’s fair to assume, yes, that the higher rates drive more of the MCR improvement than does the health care costs. And we’ve said before that that’s partially a phenomena of capitation, because you have a fixed capitation rate for the whole year so that as the book renews you end up getting a greater proportion of the revenue increase. So that’s correct, Joe.

JOE FRANCE: Thank you, Jay, Buddy.

OPERATOR: We’ll take our final question, a follow-up question, from Doug Simpson with Merrill Lynch.

JAY GELLERT: We lost you, Doug.

DOUG SIMPSON (Merrill Lynch): Yes, thanks. We’re not paying our phone bill here.

JAY GELLERT: So this doesn’t even qualify as a follow-up. This is an initial question.

DOUG SIMPSON: Most of my questions have been answered. I just had one detailed modeling question, actually two. First, do you have the breakout of commercial, Medicare and Medicaid premiums? Just the revenue numbers in the quarter?

BUDDY PISZEL: Doug, let me suggest you just give David a call.

DOUG SIMPSON: Okay.

BUDDY PISZEL: And he’ll disaggregate that for you so you can see it.

DOUG SIMPSON: Okay. And I want to make sure — as we’re thinking about interest expense and investment income going forward, can you just give us color — How is that going to trend with the debt issuance? I just want to make sure we have that right.

BUDDY PISZEL: In the second quarter and the third quarter, we’re a little bit higher on interest expense because I have got sort of a double debt on the books. Now on the other side I am getting a little bit of lift on investment income, so the net of those two is only about $1 million negative.

DOUG SIMPSON: Okay.

BUDDY PISZEL: Then when you get into ‘07, as I said earlier, we’ll get $8 to $10 million in interest expense savings — and I would expect to see an improvement in overall investment income in ‘07, too, because yields have just moved up from where they’ve been.

DOUG SIMPSON: Right. Right. Okay. Thank you.

OPERATOR: At this time there are no further questions. I’ll turn the conference back to our host for any additional or closing remarks.

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006

DAVID OLSON: Thanks very much. Just to remind everyone again about December 13th out here in California. Keep your eyes peeled for further details, and we will see you again in early November to talk about the third quarter. Thank you all.

OPERATOR: And that does conclude our conference for today. We’d like to thank everyone for their participation. Have a great day.

[END]

Health Net, Inc.

Q2 2006 Earnings Conference Call

August 3, 2006